Exhibit 99.1

November 1, 2021	Analyst Contact:	Brandon Lohse 918-947-7472
	Media Contact:	Leah Harper 918-947-7123
ONE Gas Announces Third Quarter 2021 Financial Results;
Updates 2021 Financial Guidance

TULSA, Okla. - November 1, 2021 - ONE Gas, Inc. (NYSE: OGS) today announced its third quarter 2021 financial results and updated its 2021 financial guidance.

THIRD QUARTER 2021 FINANCIAL RESULTS & HIGHLIGHTS

•Third quarter 2021 net income was $20.3 million, or $0.38 per diluted share, compared with $21.1 million, or $0.39 per diluted share, in the third quarter 2020;
•Year to date 2021 net income was $145.9 million, or $2.72 per diluted share, compared with $138.1 million, or $2.59 per diluted share, in the same period last year;
•On September 21, 2021, we redeemed $400 million of the floating-rate senior notes due 2023 at par, using a combination of cash on hand and commercial paper.
•A quarterly dividend of $0.58 per share, or $2.32 per share on an annualized basis, was declared on Nov. 1, 2021, payable on Dec. 1, 2021, to shareholders of record at the close of business on Nov. 15, 2021.

"In addition to the strong third quarter results supported by new rates and customer growth, we also released our Environmental, Social and Governance Report, which includes our 2020 results and further highlights our commitment to a cleaner energy future," said Robert S. McAnnally, president and chief executive officer. "Our employees remain focused on serving our 2.2 million customers across Kansas, Oklahoma and Texas, offering innovative and forward-looking solutions while maintaining the safety and integrity of our natural gas distribution system."

THIRD QUARTER 2021 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $41.8 million in the third quarter 2021, compared with $40.7 million in the third quarter 2020.
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ONE Gas Announces Third Quarter 2021 Financial Results;
Updates 2021 Financial Guidance
November 1, 2021

Net margin, a non-GAAP financial measure comprised of total revenues less cost of natural gas, increased $10.4 million compared with third quarter 2020, which primarily reflects:

•an increase of $7.0 million from new rates, primarily in Texas and Oklahoma;
•an increase of $2.1 million in residential sales due primarily to net customer growth in Oklahoma and Texas; and
•an increase of $0.8 million due to higher sales volumes, net of weather normalization.

Third quarter 2021 operating costs were $121.5 million, compared with $115.4 million in the third quarter 2020, which primarily reflects:

•an increase of $3.1 million in outside services costs;
•an increase of $1.4 million in bad-debt expense; and
•an increase of $1.2 million in employee-related costs, offset partially by;
•a decrease of $1.1 million in expenses related to our response to the COVID-19 pandemic.

Depreciation and amortization expense for the third quarter 2021 was $51.2 million, compared with $48.0 million in the third quarter 2020, due primarily to an increase in depreciation from our capital expenditures being placed in service and an increase in the amortization of the ad-valorem surcharge rider in Kansas.

For the third quarter 2021, other income (expense), net, decreased $2.0 million compared with the same period last year, due primarily to a $2.1 million reduction in income resulting from the change in the value of investments associated with nonqualified employee benefit plans.

Income tax expense includes a credit for amortization of the regulatory liability associated with excess accumulated deferred income taxes (EDIT) of $1.5 million and $2.2 million for the three-month periods ended September 30, 2021 and 2020, respectively.

Capital expenditures and asset removal costs were $144.5 million for the third quarter 2021 compared with $123.9 million in the same period last year.

YEAR TO DATE 2021 FINANCIAL PERFORMANCE

Operating income for the nine-month 2021 period was $223.3 million, compared with $218.5 million for the same period last year.

Net margin increased $30.7 million compared with the same period last year, which primarily reflects:

•an increase of $22.5 million from new rates, primarily in Texas and Oklahoma;
•an increase of $6.7 million in residential sales due primarily to net customer growth in Oklahoma and Texas;
•an increase of $2.0 million in rider and surcharge recoveries due to a higher ad-valorem surcharge in Kansas, which was offset by higher depreciation and amortization expense; and
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ONE Gas Announces Third Quarter 2021 Financial Results;
Updates 2021 Financial Guidance
November 1, 2021

•an increase of $1.8 million in transportation volumes, primarily in Kansas and Oklahoma, offset partially by;
•a decrease of $2.4 million due to the reduction in net margin associated with the impact of weather normalization, net of increased sales volumes, primarily in Texas and Oklahoma. For the nine months ended September 30, 2021, heating degree days in Texas and Oklahoma were 24 percent and 19 percent higher, respectively, compared with the same period in 2020; and
•a decrease of $1.3 million due to the beneficial impact of a retroactive compressed natural gas federal excise tax credit in the prior year.

Operating costs for the nine-month 2021 period were $370.1 million, compared with $355.6 million for the same period last year, which primarily reflects:

•an increase of $6.4 million in outside services costs;
•an increase of $5.8 million in employee-related costs; and
•an increase of $2.5 million in ad valorem taxes.

Depreciation and amortization expense for the nine-month 2021 period was $154.3 million, compared with $142.9 million for the same period last year, due primarily to an increase in depreciation expense from capital investments placed in service and an increase in the amortization of the ad-valorem surcharge rider in Kansas.

For the nine-month 2021 period, other income (expense), net, increased $1.4 million compared with the same period last year, due primarily to a $0.7 million increase in income resulting from the change in the value of investments associated with nonqualified employee benefit plans.

Income tax expense includes a credit for amortization of EDIT of $12.2 million and $11.6 million for the nine-month periods ended September 30, 2021, and 2020, respectively.

Capital expenditures and asset removal costs were $382.9 million for the nine-month 2021 period compared with $377.9 million in the same period last year.

REGULATORY ACTIVITIES UPDATE

Securitization

On July 30, 2021, Oklahoma Natural Gas filed a supplemental motion with its compliance report pursuant to the March 2, 2021 order from the Oklahoma Corporation Commission (OCC) detailing the extent of extraordinary costs incurred and all required components pursuant to the legislation for the issuance of a financing order, which includes a proposed period of 20 years over which these costs will be collected from customers. On October 4, 2021, the Public Utility Division of the OCC filed responsive testimony recommending that a financing order for securitization be approved. A hearing before the administrative law judge has been scheduled for November 22, 2021. The OCC has 180 days from the filing date of the supplemental motion to consider the issuance of a financing order. If the OCC approves the financing order, the Oklahoma Development Finance
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ONE Gas Announces Third Quarter 2021 Financial Results;
Updates 2021 Financial Guidance
November 1, 2021

Authority has 24 months to complete the process to issue the securitized bonds. At September 30, 2021, Oklahoma Natural Gas has deferred approximately $1.3 billion in extraordinary costs attributable to Winter Storm Uri.

On July 30, 2021, Kansas Gas Service submitted a compliance report to the Kansas Corporation Commission (KCC), which includes a proposal to issue securitized bonds and collect the extraordinary costs resulting from Winter Storm Uri from its customers over a period of either 5, 7, or 10 years. A procedural schedule will be developed to determine the timeline for evaluating Kansas Gas Service’s compliance report. If the KCC approves Kansas Gas Service’s proposed financing plan, then Kansas Gas Service will file an application, in a separate proceeding, requesting a financing order for the issuance of securitized utility tariff bonds. The KCC will have 180 days from the date of the filing requesting a financing order to consider Kansas Gas Service’s application. If the KCC approves the financing order, we can begin the process to issue the securitized bonds. At September 30, 2021, Kansas Gas Service has deferred approximately $385.8 million in extraordinary costs associated with Winter Storm Uri.

Texas Gas Service submitted an application to the Texas Railroad Commission (RRC) on July 30, 2021, for an order authorizing the amount of extraordinary costs for recovery and other such specifications necessary for the issuance of securitized bonds. On October 29, 2021, Texas Gas Service, the other natural gas utilities in Texas participating in the securitization process, staff of the RRC and all intervenors filed a unanimous settlement agreement with the RRC. The signatories agreed that all costs to purchase natural gas volumes during Winter Storm Uri by Texas Gas Service were reasonable, necessary and prudently incurred. Texas Gas Service agreed to reduce its regulatory asset amount to be securitized by the amount of extraordinary costs attributable to the West Texas Service Area, which will be recovered through a separate surcharge over a three-year period. The unanimous settlement agreement will be considered by the RRC at a hearing on November 2, 2021. The RRC will have 150 days from the date of the filing to consider Texas Gas Service’s application and an additional 90 days to issue a single financing order for Texas Gas Service and any other natural gas utilities in Texas participating in the securitization process, which will include a determination of the period over which the costs will be collected from customers. Upon issuance of a financing order, the Texas Public Finance Authority will begin the process to issue the securitized bonds. At September 30, 2021, Texas Gas Service has deferred approximately $255.1 million in extraordinary costs associated with Winter Storm Uri, which includes $59.5 million attributable to the West Texas Service Area.

Oklahoma

Oklahoma Natural Gas filed a general rate case with the OCC on May 28, 2021. In October 2021, a joint stipulation and settlement agreement was signed by all parties to the rate case. The joint stipulation and settlement agreement was presented for consideration to an administrative law judge at a hearing on October 28, 2021. At the hearing, the administrative law judge recommended approval of the joint stipulation and settlement agreement. In accordance with Oklahoma law, the OCC has 180 days from the May 28, 2021 filing date to consider the recommendation and render a decision.

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ONE Gas Announces Third Quarter 2021 Financial Results;
Updates 2021 Financial Guidance
November 1, 2021

If the joint stipulation and settlement agreement is approved by the OCC as filed, Oklahoma Natural Gas’ base rates would increase $15.3 million. The joint stipulation also includes the continuation of the PBRC tariff that was established in 2009. The joint stipulation and settlement agreement includes a return on equity of 9.4 percent and a common equity ratio of 58.55 percent. Oklahoma Natural Gas would be required to file a rate case in 2027 based on a 12-month test year ending December 31, 2026. The joint stipulation and settlement agreement also states that Oklahoma Natural Gas shall recover commodity costs of no more than $5.0 million annually for the purchase of renewable natural gas (RNG) and that Oklahoma Natural Gas shall file an application on or before December 31, 2022, requesting approval of an RNG pilot program including an “opt-in” tariff allowing Oklahoma Natural Gas to allocate costs and benefits of renewable natural gas to those customers who choose RNG for their fuel source.

Kansas

In August 2021, Kansas Gas Service submitted an application to the KCC requesting an increase related to its Gas System Reliability Surcharge. On October 25, 2021, the KCC staff issued their Report and Recommendation for an increase of approximately $7.6 million. The KCC is expected to issue an order by December 23, 2021.

2021 FINANCIAL GUIDANCE

ONE Gas updated its financial guidance issued on Jan. 19, 2021, with 2021 net income and earnings per share now expected to be in the range of $204 million to $209 million, and $3.80 to $3.90 per diluted share. Capital expenditures, including asset removal costs, are still expected to be approximately $540 million for 2021.

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will conduct a conference call on Tuesday, November 2, 2021, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 800-263-0877, passcode 7234160, or log on to www.onegas.com/investors and select Events and Presentations.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, passcode 7234160.

NON-GAAP INFORMATION

ONE Gas has disclosed net margin in this news release, which is considered a non-GAAP financial metric used to measure the company's financial performance. Net margin is comprised of total revenues less cost of natural gas. Cost of natural gas includes commodity purchases, fuel, storage, transportation and other gas purchase costs recovered through our cost of natural gas regulatory mechanisms and does not include an allocation of general operating costs or depreciation
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ONE Gas Announces Third Quarter 2021 Financial Results;
Updates 2021 Financial Guidance
November 1, 2021

and amortization. In addition, these regulatory mechanisms provide a method of recovering natural gas costs on an ongoing basis without a profit. Therefore, although our revenues will fluctuate with the cost of natural gas that we pass through to our customers, net margin is not affected by fluctuations in the cost of natural gas. Accordingly, we routinely use net margin in the analysis of our financial performance. We believe that net margin provides investors a more relevant and useful measure to analyze our financial performance as a 100% regulated natural gas utility than total revenues because the change in the cost of natural gas from period to period does not impact our operating income. A reconciliation of net margin to the most directly comparable GAAP measure is included as a table at the end of the earnings tables accompanying this release.
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ONE Gas, Inc. (NYSE: OGS) is a 100% regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index and is one of the largest natural gas utilities in the United States.

Headquartered in Tulsa, Oklahoma, ONE Gas provides a reliable and affordable energy choice to more than 2.2 million customers in Kansas, Oklahoma and Texas. Its divisions include Kansas Gas Service, the largest natural gas distributor in Kansas; Oklahoma Natural Gas, the largest in Oklahoma; and Texas Gas Service, the third largest in Texas, in terms of customers.

For more information and the latest news about ONE Gas, visit onegas.com and follow its social channels: @ONEGas, Facebook, LinkedIn and YouTube.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," "likely," and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•our ability to recover costs (including operating costs and increased commodity costs related to Winter Storm Uri), income taxes and amounts equivalent to the cost of property, plant and equipment, regulatory assets and our allowed rate of return in our regulated rates;
•our ability to manage our operations and maintenance costs;
•the concentration of our operations in Kansas, Oklahoma, and Texas;
•changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;
•regulations in local jurisdictions in which we operate authorizing utilities to record in a regulatory asset account or comparable account the expenses associated with Winter Storm Uri, including but not limited to gas costs, other costs related to the procurement and transportation of gas supply and the associated financing costs;
•the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial customers;
•the length and severity of a pandemic or other health crisis, such as the outbreak of COVID-19, including the impact to our operations, customers, contractors, vendors and employees, the effectiveness of vaccine campaigns (including the COVID-19 vaccine campaign) on our workforce and customers and the effect of other
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ONE Gas Announces Third Quarter 2021 Financial Results;
Updates 2021 Financial Guidance
November 1, 2021

measures or mandates that international, federal, state and local governments, agencies, law enforcement and/or health authorities may implement to address the pandemic or other health crises, which could (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period;
•competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;
•conservation and energy efficiency efforts of our customers;
•adverse weather conditions and variations in weather, including seasonal effects on demand and/or supply, the occurrence of storms, including Winter Storm Uri in the territories in which we operate, and climate change, and the related effects on supply, demand and costs;
•indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;
•our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;
•our ability to complete necessary or desirable expansion or infrastructure development projects, which may delay or prevent us from serving our customers or expanding our business;
•operational and mechanical hazards or interruptions;
•adverse labor relations;
•the effectiveness of our strategies to reduce earnings lag, margin protection strategies and risk mitigation strategies, which may be affected by risks beyond our control such as commodity price volatility, counterparty performance or creditworthiness and interest rate risk;
•the capital-intensive nature of our business, and the availability of and access to, in general, funds to meet our debt obligations prior to or when they become due and to fund our operations and capital expenditures, either through (i) cash on hand, (ii) operating cash flow, or (iii) access to the capital markets and other sources of liquidity;
•our ability to borrow funds, if needed, to meet our liquidity needs including raising the funds on commercially reasonable terms, or on terms acceptable to us, or at all;
•limitations on our operating flexibility, earnings and cash flows due to restrictions in our financing arrangements;
•cross-default provisions in our borrowing arrangements, which may lead to our inability to satisfy all of our outstanding obligations in the event of a default on our part;
•changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions to execute our business strategy;
•actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;
•changes in inflation and interest rates;
•our ability to recover the costs of natural gas purchased for our customers, including those related to Winter Storm Uri and any related financing required to support our purchase of natural gas supply, including the securitized financings currently contemplated in each of our jurisdictions;
•impact of potential impairment charges;
•volatility and changes in markets for natural gas and our ability to secure additional and sufficient liquidity on reasonable commercial terms to cover costs associated with such volatility;
•possible loss of local distribution company franchises or other adverse effects caused by the actions of municipalities;
•payment and performance by counterparties and customers as contracted and when due, including our counterparties maintaining ordinary course terms of supply and payments;
•changes in existing or the addition of new environmental, safety, tax (including imposition of a carbon, methane or similar tax) and other laws to which we and our subsidiaries are subject, including those that may require significant expenditures, significant increases in operating costs or, in the case of noncompliance, substantial fines or penalties;
•delays, increase pricing or unavailability of certain products, goods, and materials due to global supply chain issues;
•the effectiveness of our risk-management policies and procedures, and employees violating our risk-management policies;
•the uncertainty of estimates, including accruals and costs of environmental remediation;
•advances in technology, including technologies that increase efficiency or that improve electricity’s competitive position relative to natural gas;
•population growth rates and changes in the demographic patterns of the markets we serve, and conditions in these areas’ housing markets;
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ONE Gas Announces Third Quarter 2021 Financial Results;
Updates 2021 Financial Guidance
November 1, 2021

•acts of nature and the potential effects of threatened or actual terrorism and war;
•cyber-attacks, which, according to experts, have increased in volume and sophistication since the beginning of the COVID-19 pandemic, or breaches of technology systems that could disrupt our operations or result in the loss or exposure of confidential or sensitive customer, employee or Company information; further, increased remote working arrangements as a result of the pandemic have required enhancements and modifications to our IT infrastructure (e.g. Internet, Virtual Private Network, remote collaboration systems, etc.), and any failures of the technologies, including third-party service providers, that facilitate working remotely could limit our ability to conduct ordinary operations or expose us to increased risk or effect of an attack;
•the sufficiency of insurance coverage to cover losses;
•the effects of our strategies to reduce tax payments;
•the effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries and the requirements of our regulators as a result of the Tax Cuts and Jobs Act of 2017;
•changes in accounting standards;
•changes in corporate governance standards;
•discovery of material weaknesses in our internal controls;
•our ability to comply with all covenants in our indentures, the ONE Gas Credit Agreement, a violation of which, if not cured in a timely manner, could trigger a default of our obligations;
•our ability to attract and retain talented employees, management and directors, and shortage of skilled-labor;
•unexpected increases in the costs of providing health care benefits, along with pension and postemployment health care benefits, as well as declines in the discount rates on, declines in the market value of the debt and equity securities of, increases in funding requirements for, our defined benefit plans; and
•the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
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ONE Gas Announces Third Quarter 2021 Financial Results;
Updates 2021 Financial Guidance
November 1, 2021

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2021	2020	2021	2020
	(Thousands of dollars, except per share amounts)

Total revenues	$273,923	$244,640	$1,214,862	$1,046,095

Cost of natural gas	59,399	40,485	467,169	329,134

Operating expenses
Operations and maintenance	105,732	100,285	320,152	308,641
Depreciation and amortization	51,150	47,998	154,288	142,898
General taxes	15,835	15,193	49,999	46,931
Total operating expenses	172,717	163,476	524,439	498,470
Operating income	41,807	40,679	223,254	218,491
Other income (expense), net	(1,805)	198	(1,758)	(3,196)
Interest expense, net	(15,392)	(15,542)	(45,828)	(47,078)
Income before income taxes	24,610	25,335	175,668	168,217
Income taxes	(4,357)	(4,256)	(29,746)	(30,136)
Net income	$20,253	$21,079	$145,922	$138,081

Earnings per share
Basic	$0.38	$0.40	$2.73	$2.60
Diluted	$0.38	$0.39	$2.72	$2.59

Average shares (thousands)
Basic	53,710	53,190	53,516	53,084
Diluted	53,793	53,408	53,618	53,313
Dividends declared per share of stock	$0.58	$0.54	$1.74	$1.62

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ONE Gas Announces Third Quarter 2021 Financial Results;
Updates 2021 Financial Guidance
November 1, 2021

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Unaudited)	2021	2020
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$7,138,445	$6,838,603
Accumulated depreciation and amortization	2,060,335	1,971,546
Net property, plant and equipment	5,078,110	4,867,057
Current assets
Cash and cash equivalents	6,467	7,993
Accounts receivable, net	118,383	292,985
Materials and supplies	52,638	52,766
Natural gas in storage	166,778	93,946
Regulatory assets	300,485	56,773
Assets from price risk management activities	77,380	—
Other current assets	30,759	35,406
Total current assets	752,890	539,869
Goodwill and other assets
Regulatory assets	2,050,332	366,956
Goodwill	157,953	157,953
Other assets	94,633	96,877
Total goodwill and other assets	2,302,918	621,786
Total assets	$8,133,918	$6,028,712

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ONE Gas Announces Third Quarter 2021 Financial Results;
Updates 2021 Financial Guidance
November 1, 2021

APPENDIX

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS
(Continued)
	September 30,	December 31,
(Unaudited)	2021	2020
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued and outstanding 53,584,326 shares at September 30, 2021; issued and outstanding 53,166,733 shares at December 31, 2020	$536	$532
Paid-in capital	1,785,476	1,756,921
Retained earnings	535,964	483,635
Accumulated other comprehensive loss	(6,878)	(7,777)
Total equity	2,315,098	2,233,311
Long-term debt, excluding current maturities and net of issuance costs of $12,605 and $13,159, respectively	3,683,137	1,582,428
Total equity and long-term debt	5,998,235	3,815,739
Current liabilities
Short-term debt	336,000	418,225
Accounts payable	127,544	152,313
Accrued taxes other than income	69,374	63,800
Regulatory liabilities	63,194	15,761
Customer deposits	59,433	68,028
Other current liabilities	64,591	78,952
Total current liabilities	720,136	797,079
Deferred credits and other liabilities
Deferred income taxes	677,034	656,806
Regulatory liabilities	556,843	547,563
Employee benefit obligations	74,373	97,637
Other deferred credits	107,297	113,888
Total deferred credits and other liabilities	1,415,547	1,415,894
Commitments and contingencies
Total liabilities and equity	$8,133,918	$6,028,712

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ONE Gas Announces Third Quarter 2021 Financial Results;
Updates 2021 Financial Guidance
November 1, 2021

APPENDIX

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine Months Ended
	September 30,
(Unaudited)	2021	2020
	(Thousands of dollars)
Operating activities
Net income	$145,922	138,081
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	154,288	142,898
Deferred income taxes	29,224	11,175
Share-based compensation expense	8,076	7,439
Provision for doubtful accounts	8,128	8,836
Changes in assets and liabilities:
Accounts receivable	166,474	144,399
Materials and supplies	128	240
Natural gas in storage	(72,832)	(1,118)
Asset removal costs	(35,195)	(29,019)
Accounts payable	(17,244)	(50,848)
Accrued taxes other than income	5,574	9,776
Customer deposits	(8,595)	(2,668)
Regulatory assets and liabilities - current	(273,659)	(49,055)
Regulatory assets and liabilities - noncurrent	(1,651,445)	24,577
Other assets and liabilities - current	(10,537)	(20,550)
Other assets and liabilities - noncurrent	(8,884)	(8,834)
Cash provided by (used in) operating activities	(1,560,577)	325,329
Investing activities
Capital expenditures	(347,701)	(348,915)
Other investing expenditures	(3,374)	(1,379)
Other investing receipts	1,676	2,482
Cash used in investing activities	(349,399)	(347,812)
Financing activities
Borrowings (repayments) on short-term debt, net	(82,225)	(208,500)
Issuance of debt, net of discounts	2,498,895	297,750
Long-term debt financing costs	(35,110)	(2,885)
Issuance of common stock	24,104	16,325
Repayment of long-term debt	(400,000)	—
Dividends paid	(92,832)	(85,698)
Tax withholdings related to net share settlements of stock compensation	(4,382)	(6,178)
Cash provided by (used in) financing activities	1,908,450	10,814
Change in cash and cash equivalents	(1,526)	(11,669)
Cash and cash equivalents at beginning of period	7,993	17,853
Cash and cash equivalents at end of period	$6,467	$6,184

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ONE Gas Announces Third Quarter 2021 Financial Results;
Updates 2021 Financial Guidance
November 1, 2021

APPENDIX

ONE Gas, Inc.
INFORMATION AT A GLANCE
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2021	2020	2021	2020

Financial (in millions)
Net margin	$214.5	$204.1	$747.7	$717.0
Operating costs	$121.5	$115.4	$370.1	$355.6
Depreciation and amortization	$51.2	$48.0	$154.3	$142.9
Operating income	$41.8	$40.7	$223.3	$218.5
Capital expenditures and asset removal costs	$144.5	$123.9	$382.9	$377.9

Net margin on natural gas sales	$181.8	$172.2	$639.5	$613.9
Transportation revenues	$25.3	$24.3	$87.8	$82.8
Other revenues	$7.4	$7.6	$20.4	$20.3

Volumes (Bcf)
Natural gas sales
Residential	6.8	8.3	84.5	79.1
Commercial and industrial	3.5	3.6	27.6	24.6
Other	0.3	0.3	1.8	1.6
Total sales volumes delivered	10.6	12.1	114.0	105.4
Transportation	57.6	49.6	174.4	165.9
Total volumes delivered	68.2	61.7	288.4	271.3

Average number of customers (in thousands)
Residential	2,058	2,038	2,065	2,042
Commercial and industrial	159	158	161	161
Other	3	3	3	3
Transportation	12	12	12	12
Total customers	2,232	2,211	2,241	2,218

Heating Degree Days
Actual degree days	7	87	6,358	5,576
Normal degree days	48	48	5,919	5,931
Percent colder (warmer) than normal weather	(85.4)%	81.3%	7.4%	(6.0)%

Statistics by State
Oklahoma
Average number of customers (in thousands)	900	890	905	893
Actual degree days	—	22	2,319	1,947
Normal degree days	2	2	1,968	1,968
Percent colder (warmer) than normal weather	(100.0)%	1,000.0%	17.8%	(1.1)%

Kansas
Average number of customers (in thousands)	644	640	648	645
Actual degree days	7	55	2,912	2,719
Normal degree days	46	46	2,901	2,901
Percent colder (warmer) than normal weather	(84.8)%	19.6%	0.4%	(6.3)%

Texas
Average number of customers (in thousands)	688	681	688	680
Actual degree days	—	10	1,127	910
Normal degree days	—	—	1,050	1,062
Percent colder (warmer) than normal weather	—%	—%	7.3%	(14.3)%

-more-

ONE Gas Announces Third Quarter 2021 Financial Results;
Updates 2021 Financial Guidance
November 1, 2021

APPENDIX

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

Reconciliation of total revenues to net margin (non-GAAP)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2021	2020	2021	2020
	(Thousands of dollars)
Total revenues	$273,923	$244,640	$1,214,862	$1,046,095
Cost of natural gas	59,399	40,485	467,169	329,134
Net margin	$214,524	$204,155	$747,693	$716,961

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